Exhibit 99.1

FIDELITY D & D BANCORP, INC.

FOR IMMEDIATE RELEASE

Date:  October 28, 2020

Contacts:

Daniel J. Santaniello	Salvatore R. DeFrancesco, Jr.
President and Chief Executive Officer	Treasurer and Chief Financial Officer
570-504-8035	570-504-8000

FIDELITY D & D BANCORP, INC.

ANNOUNCES FOURTH QUARTER DIVIDEND INCREASED 7% AND

REPORTS THIRD QUARTER 2020 FINANCIAL RESULTS

Dunmore, PA – Fidelity D & D Bancorp, Inc.  (NASDAQ: FDBC) and its banking subsidiary The Fidelity Deposit and Discount Bank,  announced its most recent dividend declaration and unaudited, consolidated financial results for the three and nine month periods ended September 30, 2020.

Dividend Declared

The Board of Directors of Fidelity D & D Bancorp, Inc. (the “Company”) announced their declaration of the Company’s fourth quarter dividend of $0.30 per share, a 7% increase above the prior quarterly cash dividend of $0.28 per share. The dividend is payable December 10, 2020 to shareholders of record at the close of business on November 20, 2020.  The Company has increased the dividend for the 6th consecutive year.

Unaudited Financial Information

Net income for the quarter ended September 30, 2020 was  $5.0 million,  or $0.99 diluted earnings per share,  compared to $3.1 million, or $0.80 diluted earnings per share, for the quarter ended September 30, 2019.  The $1.9 million, or 63%, improvement in net income resulted from a  $4.5 million increase in net interest income and $1.7 million in additional non-interest income partially offset by an increase of $2.8 million in non-interest expenses and a $1.2 million increase in the provision for loan losses.    Third quarter diluted earnings per share increased by $0.19 per share, or 24%, due to the higher net income.

Excluding merger-related expenses, adjusted net income would have been $5.1 million for the third quarter of 2020, or $1.03 diluted earnings per share, compared to $3.1 million, or $0.81 diluted earnings per share, for the third quarter of 2019.  For more detail on adjusted net income which is a non-GAAP measurement, refer to the table below.

“We are very pleased that third quarter financial results posted record quarterly net income and earnings per share,” stated Daniel J. Santaniello, President and Chief Executive Officer. “During the third quarter, the benefits of the MNB Corporation merger and acquisition are starting to be realized. The continued growth in loans, deposits, and non-interest income, while effectively managing expenses, reflect the Fidelity Bankers’ commitment to building relationships and partnering with our clients to achieve mutual financial success.”

Mr. Santaniello also commented,  “The third quarter banking activities now include the growing Lehigh Valley Market. We welcome the new Lehigh Valley Bankers and clients and are confident in the Fidelity Banker’s ability to partner and deliver value to clients, shareholders and the local communities.”

Net income recorded for the nine months ended September 30, 2020 was $7.9 million, or $1.75 diluted earnings per share, compared to $8.9 million, or $2.32 diluted earnings per share, for the same 2019 period.  The $1.0 million, or 11%, year-to-date decrease was driven by higher non-interest expenses and additional provision for loan losses.  Non-interest expenses were $8.2 million, or 42%, higher combined with $2.9 million in additional provision for loan losses which more than offset a $9.9 million increase in total revenue.

Excluding merger-related expenses and an FHLB prepayment penalty, adjusted net income was $10.3 million, or $2.29 diluted earnings per share, for the nine months ended September 30, 2020 compared to $8.9 million, or $2.33 diluted earnings per share, for the same 2019 period.  For more detail on adjusted net income which is a non-GAAP measurement, refer to the table below.

As previously announced, the Company acquired MNB Corporation (MNB) and its wholly-owned subsidiary, Merchants Bank of Bangor effective May 1, 2020.  The fair value of total assets added $451 million in assets, $395 million in deposits and $245 million in loans to the Company’s balance sheet.  The reported results include provisional estimates of the accounting for the acquisition of MNB which are subject to revision in future periods when the application of the accounting guidance for business combinations is finalized.    Based on the closing price on April 30, 2020, the merger valuation was $45.4 million.  Merger-related costs totaled $2.4 million on a gross basis through September 30, 2020.

Response to COVID-19

To address the pandemic’s economic impact on its clients, the Company provided hardship relief requested by 1,429  clients with balances totaling $202 million through June 30, 2020.  This short-term relief was offered in the form of loan forbearance or interest-only modifications.  As of September 30, 2020, there were 212 clients with COVID-19 modifications with balances totaling $25.1 million.  Of these modifications, 84 clients with balances totaling $9.4 million still had original deferrals in effect and 95 clients had requested second deferrals with balances totaling $11.7 million.  During the third quarter of 2020, there were 33 additional clients that requested modifications due to COVID-19 with balances totaling $4.0 million.

The Company processed 1,551 applications providing over $159 million in loans through the Small Business Administration (SBA) Paycheck Protection Program (PPP) proving the Company’s commitment to support all small businesses.  These PPP loans generated approximately $5.3 million of SBA processing fees, net of origination expenses, of which $1.8 million was earned through the third quarter.  The $3.5 million remaining balance is expected to continue to be earned over the remaining life of the loan.  However, the majority of these fees may be recognized upon payoff during the fourth quarter of 2020 through the first quarter of 2021.

The Company began proactive initiatives in March 2020 to assist clients, Fidelity Bankers and communities impacted by the effects of the novel coronavirus pandemic.  Management activated its established pandemic contingency plan response in March 2020 to ensure business continuity while assuring the health, safety and well-being of bankers, clients and the community.  Special measures included:

•	Installing proper social distancing signs and markers, to include safety barriers for both bankers and clients that encourage proper separation as recommended by the CDC.
•	Expanding use of online, mobile, telephone banking, night drop and ATMs to meet clients’ banking needs.
•	Adding resources to the Customer Care Center to manage increased call and chat volume.
•	Activating telecommunications capabilities to enable Fidelity Bankers to work-from-home, as appropriate.
•	Providing Fidelity Bankers personal protective equipment and disinfectant supplies when working on-site.
•	Scheduling in-person meetings by appointment only, observing the guidelines of social distancing and personal safety as recommended by health and safety officials.
•	Enhancing EPA approved cleaning and disinfecting protocols implemented at all locations, including utilizing ionization machines when required.
•	Increasing the fresh air intake and using anti-viral filters in all HVAC units, above OSHA regulations.
•	Conducting meetings virtually.

Consolidated Third Quarter Operating Results Overview

Net interest income was $12.5 million for the third quarter of 2020, a 57% increase over the  $8.0 million earned for the third quarter of 2019.    The $4.5 million improvement in net interest income resulted primarily from a  $665.2 million larger average balance of interest-earning assets which offset the declining yields on these assets supplemented by lower interest expense from a decrease in rates paid on interest-bearing liabilities.  The loan portfolio had the biggest impact, producing a  $3.5 million increase in interest income from $406.5 million in higher average balances primarily from the addition of MNB loans to the balance sheet.  The Company also experienced a  $1.0 million increase in interest income from accretion of SBA fees recognized during the third quarter of 2020 on PPP loans.  Interest income from the investment portfolio increased $0.4 million as larger average balances offset lower yields.  Interest expense was $0.8 million lower due to decreases in deposit rates and lower rates paid on borrowings.  The average balance of interest-bearing deposits increased $424.4 million and the rates paid on these deposits decreased 66 basis points resulting in $0.6 million less in interest expense.  The rates on interest-bearing deposits acquired from MNB had the effect of reducing the Company’s rate paid on interest-bearing deposits.  The Company utilized $44.0 million more in average short-term borrowings primarily from the Paycheck Protection Program Liquidity Facility (PPPLF) funding which was paid off during the third quarter of 2020 reducing interest expense by $0.2 million.  The overall cost of interest-bearing liabilities was 0.41% for the third quarter of 2020,  a decrease of 76 basis points over the 1.17%  paid for the third quarter of 2019.  The cost of funds decreased 61 basis points to 0.30% for the third quarter of 2020 from 0.91% for the third quarter of 2019.  The Company’s fully-taxable equivalent (FTE) (non-GAAP) net interest margin decreased by 29 basis points to 3.20% for the three months ended September 30, 2020 from 3.49% for the same 2019 period.

The provision for loan losses was $1.5 million for the third quarter of 2020, a $1.2 million increase compared to $0.3 million for the third quarter of 2019.    The substantial increase in the provision compared to the year earlier period was attributed to the qualitative factor increases stemming from the public health and economic crisis caused by the COVID-19 pandemic.  This amount of provisioning reflected what management deemed necessary to maintain the allowance for loan and lease losses at an adequate level.

Total non-interest income increased $1.7 million to $4.3 million for the third quarter of 2020 compared to $2.6 million for the third quarter of 2019.   The increase in non-interest income was primarily due to $1.1 million higher gains on loan sales during the third quarter of 2020 compared to the same 2019 period due to increased mortgage loan activity.  The Company also recognized $0.3 million more in debit card interchange fees,  $0.1 higher loan service charges and $0.1 million in additional trust fees.

Non-interest expenses increased $2.8 million, or 43%, for the third quarter of 2020 to $9.4 million from $6.6 million for the same 2019  quarter.  Most of the increase was due to $1.7 million more in salaries and employee benefits due to an increase in the number of bankers post-merger.  The Company also experienced increases of $0.5 million in premises and equipment and $0.2 million in professional fees primarily due to expenses related to the pandemic and acquisition of MNB.  There was also $0.2 million in merger-related expenses recorded during the third quarter of 2020.

Consolidated Year-To-Date Operating Results Overview

Net interest income was $31.4 million for the nine months ended September 30, 2020 compared to $23.7 million for the nine months ended September 30, 2019.  The $7.7 million, or 32%, improvement was the result of earnings from a larger average balance of interest-earning assets combined with lower interest expense from a decrease in rates paid on interest-bearing liabilities.  The loan portfolio drove the increased interest income which grew $6.3 million from higher average balances due to acquired loans, PPP lending and increased mortgage origination activity.  On the liability side, interest expense decreased by $1.3 million due to lower rates paid on interest-bearing deposits and borrowings.  FTE net interest spread was 3.16% for the first nine months of 2020, or nine basis points lower than the 3.25% recorded for the first nine months of 2019.  Over the same time period, the Company’s FTE net interest margin decreased by 24 basis points to 3.31% from 3.55%.

For the nine months ended September 30, 2020, the provision for loan losses was $3.7 million compared to $0.8 million for the same 2019 period.  The $2.9 million increase in the provision was attributed to the qualitative factor increases stemming from the public health and economic crisis caused by the COVID-19 pandemic.  This amount of provisioning reflected what management deemed necessary to maintain the allowance for loan and lease losses at an adequate level.

Total non-interest income for the nine months ended September 30, 2020 was $9.8 million, an increase of $2.2 million, or 30%, from $7.6 million for the nine months ended September 30, 2019.  The increase in non-interest income was comprised of the following: $1.4 million in gains on loan sales, $0.5 million in interchange fees, $0.4 million in loan service charges and $0.3 million in trust fees. These increases were partially offset by $0.2 million lower financial service fees and $0.2 million less deposit service charges.

Non-interest expenses increased to $28.1 million for the nine months ended September 30, 2020, an increase of $8.3 million, or 42%, from $19.8 million for the nine months ended September 30, 2019.  The largest driver of this increase was $3.5 million higher salaries and employee benefits due to an increase in the number of bankers.  In addition, there was a $2.4 million increase in merger-related expenses in connection with the acquisition of MNB.  During the second quarter of 2020, the Company paid off FHLB advances early due to generally unfavorable rates on FHLB advances compared to available rates on other funding sources and incurred a $0.5 million prepayment penalty.  There was $0.9 million in additional premises and equipment expenses, $0.8 million more in professional services and a $0.5 million increase in data processing expense. These increases were partially offset by a $0.7 million reduction in other expenses due to higher loan origination cost deferrals from PPP lending and mortgage activity.

Consolidated Balance Sheet & Asset Quality Overview

During the first nine months of 2020, the Company’s total assets increased $701.1 million, or 69%, to $1.7  billion at September 30, 2020 from $1.0 billion at December 31, 2019.  This asset growth resulted primarily from the MNB merger and PPP lending with a  $396.0 million increase in the loan portfolio, $116.1 million increase in cash and cash equivalents and a $155.2 million increase in investment securities.  Deposit growth of $681.4 million was used to pay down borrowings and to fund loan portfolio growth.    The deposit growth includes MNB acquired deposits and relief from the Coronavirus Aid, Relief, and Economic Security (CARES) Act that has not yet been utilized along with increases in personal account balances.

Total non-performing assets were $7.0 million, or 0.41% of total assets, at September 30, 2020, compared to $5.0 million, or 0.50% of total assets, at December 31, 2019.  Past due loans to total loans were 0.46% compared to 0.67% at December 31, 2019.  Net charge-offs to average total loans declined to 0.08% at September 30, 2020 compared to 0.15% at December 31, 2019.

Shareholders’ equity increased $54.8 million, or 51%, to $161.6 million at September 30, 2020 from $106.8 million at December 31, 2019.   The increase was primarily caused by $45.4 million in common stock issued as a result of the merger.  Net income of $7.9 million and a  $4.2 million, after tax, improvement in net unrealized gains from the investment portfolio also contributed to the increase.  An additional $1.2 million recorded from the issuance of common stock under the Company’s stock plans and stock-based compensation, was offset by $3.9 million in cash dividends paid to shareholders.  The Company remains well capitalized and is positioned for continued growth with total shareholders’ equity at 9.45% of total assets at September 30, 2020.  Tangible book value per share was $30.68 at September 30, 2020 compared to $28.20 at December 31, 2019.

Fidelity D & D Bancorp, Inc. has built a strong history as trusted financial advisors to the clients served by The Fidelity Deposit and Discount Bank and is proud to be an active member of the community of Northeastern Pennsylvania and the Lehigh Valley.  Part of the Bank’s mission is to be a good corporate partner within its market areas by providing nearly 3,000 hours of volunteer time to non-profit organizations yearly.  The Company serves multiple office locations in Eastern Pennsylvania providing personal and business banking products and services, including wealth management planning through fiduciary activities with the Bank’s full trust powers; as well as offering a full array of asset management services.  The Bank provides 24 hour, 7 day a week service to customers through branch offices, online at www.bankatfidelity.com, and through the Customer Care Center at 800-388-4380.  The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures to provide information useful to the reader in understanding its operating performance and trends, and to facilitate comparisons with the performance of other financial institutions. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities.  The Company’s non-GAAP financial measures and key performance indicators may differ from the non-GAAP financial measures and key performance indicators other financial institutions used to measure their performance and trends.

Non-GAAP financial measures should be supplemental to GAAP used to prepare the Company’s operating results and should not be read in isolation or relied upon as a substitute for GAAP measures.  In the event of such a disclosure or release, the Securities and Exchange Commission’s (SEC) Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP.  Reconciliations of GAAP to non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release.

Management believes merger-related expenses are not standard costs necessary for operations.  These charges principally represent professional fees and system conversion and integration costs related to the transaction.  These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction.  Management also believes the FHLB prepayment fee incurred to payoff FHLB advances is non-recurring and should be excluded from normal operating expenses for proper comparison.

Interest income was fully-taxable equivalent (FTE) adjusted to recognize the income from tax exempt interest-earning assets as if the interest was taxable in order to calculate certain ratios within this document.  This treatment allows a uniform comparison among yields on interest-earning assets.  Interest income was FTE adjusted, using the corporate federal tax rate of 21% for 2020 and 2019.

Forward-looking statements

Certain of the matters discussed in this press release constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” and similar expressions are intended to identify such forward-looking statements.

The Company’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

▪

the effects of economic conditions particularly with regard to the negative impact of severe, wide-ranging and continuing disruptions caused by the spread of Coronavirus Disease 2019 (COVID-19) and responses thereto on current customers and the operations of the Company, specifically the effect of the economy on loan customers’ ability to repay loans;

▪	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
▪

the impact of new or changes in existing laws and regulations, including the Tax Cuts and Jobs Act and Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations promulgated there under;

▪	impacts of the capital and liquidity requirements of the Basel III standards and other regulatory pronouncements, regulations and rules;
▪	governmental monetary and fiscal policies, as well as legislative and regulatory changes;
▪	effects of short- and long-term federal budget and tax negotiations and their effect on economic and business conditions;
▪	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
▪

the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;

▪

the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;

▪	technological changes;
▪

the interruption or breach in security of our information systems and other technological risks and attacks resulting in failures or disruptions in customer account management, general ledger processing and loan or deposit updates and potential impacts resulting therefrom including additional costs, reputational damage, regulatory penalties, and financial losses;

▪	acquisitions and integration of acquired businesses;
▪	the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities;
▪	volatilities in the securities markets;
▪	acts of war or terrorism;
▪	disruption of credit and equity markets; and
▪	the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

The Company cautions readers not to place undue reliance on forward-looking statements, which reflect analyses only as of the date of this release.  The Company has no obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information please visit our investor relations web site located through www.bankatfidelity.com.

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	September 30, 2020	December 31, 2019
Assets
Cash and cash equivalents	$131,778	$15,663
Investment securities	340,310	185,117
Restricted investments in bank stock	2,766	4,383
Loans and leases	1,151,010	755,053
Allowance for loan losses	(12,884)	(9,747)
Premises and equipment, net	28,411	21,557
Life insurance cash surrender value	33,068	23,261
Goodwill and core deposit intangible	8,877	209
Other assets	27,707	14,431

Total assets	$1,711,043	$1,009,927

Liabilities
Non-interest-bearing deposits	$408,840	$192,023
Interest-bearing deposits	1,108,283	643,714
Total deposits	1,517,123	835,737
Short-term borrowings	-	37,839
FHLB advances	5,000	15,000
Other liabilities	27,309	14,516
Total liabilities	1,549,432	903,092

Shareholders' equity	161,611	106,835

Total liabilities and shareholders' equity	$1,711,043	$1,009,927

Average Year-To-Date Balances:	September 30, 2020	December 31, 2019
Assets
Cash and cash equivalents	$129,241	$15,364
Investment securities	253,200	185,512
Restricted investments in bank stock	3,117	4,208
Loans and leases, net	964,625	722,466
Premises and equipment, net	24,681	18,465
Life insurance cash surrender value	28,704	22,493
Goodwill and core deposit intangible	4,134	209
Other assets	16,613	15,835

Total assets	$1,424,315	$984,552

Liabilities
Non-interest-bearing deposits	$317,240	$195,393
Interest-bearing deposits	874,447	621,618
Total deposits	1,191,687	817,011
Short-term borrowings	65,673	35,243
FHLB advances	12,491	18,074
Other liabilities	17,333	13,517
Total liabilities	1,287,184	883,845

Shareholders' equity	137,131	100,707

Total liabilities and shareholders' equity	$1,424,315	$984,552

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Statements of Income

(dollars in thousands)

	Three Months Ended		Nine Months Ended
	Sep. 30, 2020	Sep. 30, 2019	Sep. 30, 2020	Sep. 30, 2019
Interest income
Loans and leases	$11,994	$8,499	$31,126	$24,850
Securities and other	1,705	1,509	4,534	4,470

Total interest income	13,699	10,008	35,660	29,320

Interest expense
Deposits	1,070	1,683	3,781	4,489
Borrowings and debt	93	325	516	1,127

Total interest expense	1,163	2,008	4,297	5,616

Net interest income	12,536	8,000	31,363	23,704

Provision for loan losses	(1,500)	(320)	(3,700)	(830)
Non-interest income	4,370	2,632	9,833	7,578
Non-interest expense	(9,474)	(6,643)	(28,089)	(19,848)

Income before income taxes	5,932	3,669	9,407	10,604

Provision for income taxes	(955)	(611)	(1,545)	(1,742)
Net income	$4,977	$3,058	$7,862	$8,862

	Three Months Ended
	Sep. 30, 2020	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019
Interest income
Loans and leases	$11,994	$10,772	$8,360	$8,591	$8,499
Securities and other	1,705	1,478	1,351	1,358	1,509

Total interest income	13,699	12,250	9,711	9,949	10,008

Interest expense
Deposits	1,070	1,195	1,516	1,687	1,683
Borrowings and debt	93	234	189	251	325

Total interest expense	1,163	1,429	1,705	1,938	2,008

Net interest income	12,536	10,821	8,006	8,011	8,000

Provision for loan losses	(1,500)	(1,900)	(300)	(255)	(320)
Non-interest income	4,370	2,708	2,755	2,615	2,632
Non-interest expense	(9,474)	(11,311)	(7,304)	(7,073)	(6,643)

Income before income taxes	5,932	318	3,157	3,298	3,669

Provision for income taxes	(955)	(66)	(523)	(584)	(611)
Net income	$4,977	$252	$2,634	$2,714	$3,058

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	Sep. 30, 2020	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019
Assets
Cash and cash equivalents	$131,778	$264,798	$58,960	$15,663	$18,687
Investment securities	340,310	293,073	203,984	185,117	189,246
Restricted investments in bank stock	2,766	3,065	2,732	4,383	3,818
Loans and leases	1,151,010	1,141,692	746,715	755,053	750,470
Allowance for loan losses	(12,884)	(11,671)	(10,017)	(9,747)	(9,441)
Premises and equipment, net	28,411	28,479	21,412	21,557	18,149
Life insurance cash surrender value	33,068	32,852	23,426	23,261	23,094
Goodwill and core deposit intangible	8,877	8,967	209	209	209
Other assets	27,707	40,275	15,074	14,431	17,192

Total assets	$1,711,043	$1,801,530	$1,062,495	$1,009,927	$1,011,424

Liabilities
Non-interest-bearing deposits	$408,840	$414,918	$243,942	$192,023	$203,816
Interest-bearing deposits	1,108,283	1,018,771	675,719	643,714	648,506
Total deposits	1,517,123	1,433,689	919,661	835,737	852,322
Short-term borrowings	-	152,791	-	37,839	24,355
FHLB advances	5,000	5,000	15,000	15,000	15,000
Other liabilities	27,309	52,890	15,694	14,516	14,958
Total liabilities	1,549,432	1,644,370	950,355	903,092	906,635

Shareholders' equity	161,611	157,160	112,140	106,835	104,789

Total liabilities and shareholders' equity	$1,711,043	$1,801,530	$1,062,495	$1,009,927	$1,011,424

Average Quarterly Balances:	Sep. 30, 2020	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019
Assets
Cash and cash equivalents	$180,030	$184,692	$22,444	$15,048	$15,357
Investment securities	322,875	246,879	189,081	187,171	190,087
Restricted investments in bank stock	2,763	3,159	3,434	3,738	4,038
Loans and leases, net	1,131,776	1,014,012	746,248	746,867	727,441
Premises and equipment, net	27,502	25,507	21,002	18,924	18,288
Life insurance cash surrender value	32,978	29,716	23,370	23,206	23,038
Goodwill and core deposit intangible	8,926	3,124	209	209	209
Other assets	18,682	17,462	13,764	15,947	16,761

Total assets	$1,725,532	$1,524,551	$1,019,552	$1,011,110	$995,219

Liabilities
Non-interest-bearing deposits	$407,605	$348,275	$194,847	$194,313	$198,188
Interest-bearing deposits	1,055,183	896,304	669,867	654,205	630,810
Total deposits	1,462,788	1,244,579	864,714	848,518	828,998
Short-term borrowings	78,056	102,652	16,174	27,160	34,096
FHLB advances	5,000	17,555	15,000	15,000	15,000
Other liabilities	19,462	17,624	14,891	14,773	14,008
Total liabilities	1,565,306	1,382,410	910,779	905,451	892,102

Shareholders' equity	160,226	142,141	108,773	105,659	103,117

Total liabilities and shareholders' equity	$1,725,532	$1,524,551	$1,019,552	$1,011,110	$995,219

FIDELITY D & D BANCORP, INC.

Selected Financial Ratios and Other Data

	Three Months Ended
	Sep. 30, 2020	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019
Selected returns and financial ratios
Basic earnings per share	$1.00	$0.05	$0.69	$0.71	$0.82
Diluted earnings per share	$0.99	$0.05	$0.69	$0.71	$0.80
Dividends per share	$0.28	$0.28	$0.28	$0.28	$0.26
Yield on interest-earning assets (FTE)*	3.49%	3.77%	4.19%	4.26%	4.35%
Cost of interest-bearing liabilities	0.41%	0.57%	0.98%	1.10%	1.17%
Cost of funds	0.30%	0.42%	0.77%	0.86%	0.91%
Net interest spread (FTE)*	3.08%	3.20%	3.21%	3.16%	3.18%
Net interest margin (FTE)*	3.20%	3.34%	3.47%	3.45%	3.49%
Return on average assets	1.15%	0.07%	1.04%	1.06%	1.22%
Return on average equity	12.36%	0.71%	9.74%	10.19%	11.77%
Return on average tangible equity*	12.61%	0.73%	9.73%	10.21%	11.79%
Efficiency ratio (FTE)*	55.08%	82.28%	66.69%	65.38%	61.41%
Expense ratio	1.18%	2.27%	1.79%	1.75%	1.60%

	Nine Months Ended
	Sep. 30, 2020	Sep. 30, 2019
Basic earnings per share	$1.76	$2.35
Diluted earnings per share	$1.75	$2.32
Dividends per share	$0.84	$0.78
Yield on interest-earning assets (FTE)*	3.76%	4.37%
Cost of interest-bearing liabilities	0.60%	1.12%
Cost of funds	0.45%	0.87%
Net interest spread (FTE)*	3.16%	3.25%
Net interest margin (FTE)*	3.31%	3.55%
Return on average assets	0.74%	1.21%
Return on average equity	7.66%	11.96%
Return on average tangible equity*	7.90%	11.99%
Efficiency ratio (FTE)*	67.04%	62.34%
Expense ratio	1.71%	1.68%

Non-GAAP Measures	Three Months Ended		Nine Months Ended
(dollars in thousands except per share data)	Sep. 30, 2020	Sep. 30, 2019	Sep. 30, 2020	Sep. 30, 2019
Net income	$4,977	$3,058	$7,862	$8,862
Merger-related expenses, net of income taxes	182	25	2,021	40
FHLB prepayment penalty, net of income taxes	(1)	-	380	-
Adjusted net income*	$5,158	$3,083	$10,263	$8,902
Adjusted basic earnings per share*	$1.04	$0.82	$2.30	$2.36
Adjusted diluted earnings per share*	$1.03	$0.81	$2.29	$2.33
Interest income adjustment to FTE*	$295	$186	$704	$558
Adjusted return on average assets*	1.19%	1.23%	0.96%	1.22%
Adjusted return on average tangible equity*	12.81%	11.86%	10.00%	12.02%

Other financial data	At period end:
(dollars in thousands except per share data)	Sep. 30, 2020	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019
Book value per share	$32.47	$31.57	$29.53	$28.25	$27.71
Tangible book value per share*	30.68	29.77	29.47	28.20	27.66
Equity to assets	9.45%	8.72%	10.55%	10.58%	10.36%
Allowance for loan losses to:
Total loans	1.13%	1.04%	1.34%	1.29%	1.26%
Non-accrual loans	3.27x	2.74x	2.74x	2.65x	2.45x
Non-accrual loans to total loans	0.34%	0.37%	0.49%	0.49%	0.51%
Non-performing assets to total assets	0.41%	0.31%	0.45%	0.50%	0.55%
Net charge-offs to average total loans	0.08%	0.06%	0.02%	0.15%	0.21%

Capital Adequacy Ratios
Total risk-based capital ratio	16.39%	15.83%	15.80%	15.76%	15.56%
Common equity tier 1 risk-based capital ratio	15.14%	14.61%	14.55%	14.51%	14.31%
Tier 1 risk-based capital ratio	15.14%	14.61%	14.55%	14.51%	14.31%
Leverage ratio	8.90%	10.02%	10.37%	10.39%	10.20%

*  See non-GAAP Financial Measures above.